Exhibit 10.4

October 23, 2019

Germaine Cota

RE:    Offer Letter

Dear Germaine,

Congratulations! We are excited to offer you employment with 8x8, Inc. (“8x8” or “Company”) in the full- time position of Global Vice President, Finance & Controller beginning on January 6, 2020 (“Start Date”). As such, you will have responsibilities and perform duties consistent with this position as assigned to you from time to time by your manager. You will be working for the Company at 2665 N. First Street, San Jose, CA 95131, reporting to your manager, Steven Gatoff.

1.Compensation:

a.Salary. You will be paid an annual salary of USD $300,000.00, paid semi-monthly in accordance with the Company’s standard payroll policies, subject to required withholdings and taxes and any authorized employee deductions. This salary is subject to periodic review.

b.Bonus. You will be eligible to participate in 8x8’s discretionary incentive plan. Your total annual target bonus will be 40% of your base salary, and any bonus earned with respect to the financial period in which your employment commences will be pro-rated accordingly. The actual bonus amount could be larger or smaller than the target amount, based on your performance, and the performance of the Company. The exact bonus amount is at the sole discretion of the Company. The components and respective attainment will be determined by your management team and the Company, with details to be communicated.

c.Stock Award. Subject to the approval of 8x8’s Board of Directors, you will be granted an award of approximately USD $675,000.00 in value of restricted stock units (“RSUs”), representing the right to acquire shares of 8x8, Inc. Common Stock upon vesting. The actual number of shares subject to the RSU award will be determined by dividing the value of the RSU award by the trailing 30- trading-day average of 8x8’s closing stock price prior to the date of grant (which is typically on or about the 15th day of the calendar month immediately following your Start Date). We anticipate that this award will be subject to the terms of the 8x8, Inc. Amended and Restated 2012 Equity Incentive Plan, as amended (a copy of which is available with 8x8’s SEC filings at www.sec.gov). The shares will vest over a three-year period, with one-third (1/3) vesting on the first anniversary of the grant date, and the remainder vesting in eight (8) equal quarterly installments thereafter, subject to your continued employment or other qualifying association with the Company or any of its affiliates.

d.Stock Award: Subject to the approval of 8x8’s Board of Directors, you will be granted a special award of approximately $200,000 in value of restricted stock units (RSU’s), representing the right to acquire shares of 8x8, Inc. common stock (NYSE:EGHT) upon vesting. The actual number of shares subject to the RSU award will be determined by dividing the value of the RSU award by the trailing 30-trading-day average of 8x8’s closing stock price prior to the date of grant (which is typically on or about the 15th day of the calendar month immediately following the employee’s start date). We anticipate that this award will be subject to the terms of the 8x8, Inc. Amended and Restated 2012 Equity Incentive Plan, as amended (a copy of which is available with 8x8’s SEC filings at www.sec.gov). The shares will vest over a one (1) year period, at a rate of one-hundred percent (100%) of the total number of underlying shares fully vesting on the first anniversary of your employment start date, subject to your continued employment or other qualifying association with the Company or any of its affiliates.

e.Performance Stock Award:
i.Subject to the approval of 8x8’s Board of Directors, you will be granted a performance stock award of approximately USD $225,000.00 in value of performance stock units (PSU’s). The actual number of shares subject to the PSU award will be determined by dividing the value of the PSU award by the trailing 30-trading-day average of 8x8’s closing stock price prior to the date of grant (which is typically on or about the 15th day of the calendar month immediately following the Start Date). The performance metrics and vesting terms subject to this award are as set forth in the attached Exhibit A.

2.Benefits: You will be eligible to participate in the Company’s standard vacation, medical, vision, dental insurance benefits and 401(k) plan available to similarly situated employees according to the benefit plans and Company policy.

3.Pre-Employment Conditions:
i.    Confidentiality and Inventions Assignment Agreement. Like all Company employees, you will be required to sign the Company’s standard Confidential Information and Inventions Assignment Agreement (“Confidentiality Agreement”), which includes covenants relating to, among other matters, protection of the Company’s proprietary and confidential information, assignment of inventions and non-solicitation of Company employees for 12 months following the termination of your employment.
ii.     This offer will be withdrawn if any of the above conditions are not satisfied.

4.Compliance with Obligations to Current and Former Employers: 8x8 is hiring you for your talents, skills, general industry knowledge and expertise. During the course of your employment with 8x8, we expect you to comply with any and all obligations you may have to any former employers (including your current employer), including, for example, any prohibitions against the use or disclosure of such employer’s confidential information, or the solicitation of its employees.
a.    You must not use or disclose during the course of your employment with 8x8, any trade secrets or other confidential information of any former employer or any other company not affiliated with 8x8, nor should you copy or take with you any confidential or proprietary materials from another company. You will not need this information to perform your duties at 8x8 and using such information would violate 8x8 policies.

b.     You represent and agree that your employment with 8x8 will not violate any restrictions against competition or similar covenants to which you may be subject.

5.Severance Benefits: You will be entitled to benefits under the 8x8, Inc. 2019 Change in Control Policy for Non-Executive Key Employees, in accordance with the terms thereof. Such benefits include potential vesting acceleration of stock-based compensation and/or cash severance upon the termination of your employment under specified circumstances, including in connection with a Change-in-Control (as defined in the Policy), subject to the terms and conditions of the Policy. A copy of the Policy, as in effect on the date of this offer letter, is attached for reference as Exhibit B.

6.At-Will Employment: This Offer Letter does not constitute a contract of employment for any period of time. You will be an employee-at-will, meaning that either you or the Company may terminate your employment at any time, with or without cause, with or without notice, for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company. Your signature at the end of this Offer Letter confirms that no promises or agreements that are contrary to our at-will relationship have been committed to you during any of your pre- employment discussions with 8x8.

7.General Obligations: At all times during your employment, you are expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You also agree to observe, respect and comply with all policies and procedures of the Company, whether written or oral, including but not limited to the Company’s Employee Handbook.

8.No Outside Consulting: You agree not to serve on any board of directors or equivalent governing body for any other organization, nor to perform any outside consulting work for any other person or organization, while employed full-time at the Company, other than with the advance written approval of the Senior Vice President of Human Resources of the Company.

9. 8x8 is an E-Verify employer: 8x8 uses E-Verify to establish identity and authorization to work as required by the Immigration Reform and Control Act of 1986 ("IRCA"). E-Verify is an Internet-based system maintained by the U.S. government that allows businesses to determine the eligibility of their employees to work in the United States. E-Verify compares information from an employee's Form I-9 to data from U.S. Department of Homeland Security and Social Security Administration records to confirm employment eligibility. For more information about E-Verify, please go to the government's website at: www.uscis.gov/e-verify.

10.Miscellaneous. This Offer Letter, including all referenced plans, policies, and Confidentiality Agreement, sets forth the entire agreement between the Company and you with respect to its subject matter and supersedes all prior agreements between the Company and you, whether oral or written. The Company reserves the right, in its sole discretion, to modify or rescind any of the terms set forth in this letter at any time during the course of your employment, to the extent permitted by law.

We look forward to working with you. To indicate your acceptance of the Company’s offer, please electronically sign and date this letter on or before 5:00pm Pacific Time on 10/28/2019, after which time this offer will be withdrawn.

Congratulations and welcome to the 8x8 team!

Sincerely,
8x8, Inc.

By: /s/ Vikram Verma
Vikram Verma
Chief Executive Officer

Accepted and Agreed:
/s/ Germaine Cota October 28, 2019
Germaine Cota

EXHIBIT A

8x8 – Performance Stock Plan Summary:

PSUs will vest (1) as to 50% of the total number of “on-target” shares, on the second anniversary of the performance measurement date, and (2) as to the remaining 50% of the total number of “on-target” shares, of the performance measurement date, in each case subject to performance of the Company's Common Stock relative to the Russell 2000 Index during the period from grant date through the applicable vesting date, with 100% (or more) of the applicable tranche vesting if the total shareholder return (TSR) of the Company's Common Stock equals (or exceeds) the TSR of the Russell 2000 Index over the applicable measurement period. The number of PSUs that vest will be increased (or decreased), relative to target, by 2% for each 1% positive (or negative) difference in the TSR of the Company's Common Stock relative to the TSR of the Russell 2000 Index; provided, however, (1) in the event the TSR of the Company's Common Stock is more than 30% lower than the TSR of the Russell 2000 Index for the applicable measurement period, no PSUs of the applicable tranche shall vest, and (2) in no event will the total number of PSUs that vest in the event of a positive difference in the TSR of the Company's Common Stock relative to the TSR of the Russell 2000 Index exceed 200% of the total number of “on-target” PSUs in the applicable tranche.

Performance Relative to the Russell 2000	Payout
Below -30%	0%
-30%	40%
0.00%	100%
At or Above	200%
50%

TSR shall be determined on a percentage basis based on the value of a $100 investment in Company
Common Stock and the Russell 2000 Index on the grant date, including deemed reinvestment of dividends. Fair market value of Company Common Stock and the Russell 2000 Index on any particular date shall be the 30-day trading average price for the period prior to and through the date of determination.

In addition, and notwithstanding anything herein to the contrary, all vesting is subject to continued employment or other association with the Company through the end of the applicable measurement period.

Performance Measurement Period: September 17, 2019 – September 17, 2022 Second Anniversary of Performance Measurement Date: September 17, 2021 Third Anniversary of Performance Measurement Date: September 17, 2022